June 3, 2004



Liberty All-Star Equity Fund
One Financial Center
Boston, Massachusetts 02111-2621

Ladies and Gentlemen:

      This opinion is furnished in connection with the registration by Liberty All-Star Equity Fund, a business trust organized under the laws of the Commonwealth of Massachusetts ("Fund"), of 12,673,542 shares of beneficial interest, without par value ("Shares"), under the Securities Act of 1933, as amended, pursuant to a registration statement on form N-2 (File No. 333-113386), as amended ("Registration Statement").

      As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Declaration of Trust of the Fund, the By-Laws of the Fund, and such other documents as we have deemed relevant to the matters referred to in this opinion.

      Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable shares of beneficial interest of the Fund. In regard to the opinion expressed above that the Shares of the Fund are nonassessable, we note that the Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for obligations of the Fund.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.


                                              Very truly yours,

                                             /s/ Kirkpatrick & Lockhart LLP
                                             -------------------------------
                                                 Kirkpatrick & Lockhart LLP




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